Exhibit 107
Calculation of Filing Fee Table
Form
S-3
(Form Type)

MPLX LP
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Fees to be Paid	1	Debt	5.400% Senior Notes due 2035	457(r)	$1,000,000,000	99.398%	$993,980,000	0.00015310	$152,178.34
	2	Debt	5.950% Senior Notes due 2055	457(r)	$1,000,000,000	98.331%	$983,310,000	0.00015310	$150,544.76

Fees Previously Paid

Carry Forward Securities
			Total Offering Amounts				$ 1,977,290,000		$ 302,723.10
			Total Fees Previously Paid
			Total Fee Offsets
			Net Fee Due						$302,723.10

Offering Note

(1)
This filing fee table shall be deemed to update the “Calculation of Filing Fee Tables” included as Exhibit 107 to the Company’s Registration Statement on Form
S-3
(File
No. 333-271922)
in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.

(2)	Same as Footnote 1.
Narrative Disclosure
The maximum aggregate amount of the securities to which the prospectus relates is $
2,000,000,000
. The maximum aggregate offering price of the securities to which the prospectus relates is $1,977,290,000. The prospectus is a final prospectus for the related offering.